UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to Section 240.14a-12.

SOVRAN SELF STORAGE, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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SOVRAN SELF STORAGE, INC.
6467 Main Street
Williamsville, New York 14221

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Sovran Self Storage, Inc. on Thursday, May 21, 2009 at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221. The 2009 Annual Meeting will begin promptly at 11:00 a.m. (E.D.T.).

The enclosed Notice and Proxy Statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote “FOR” the election of six Directors to serve until the 2010 Annual Meeting of Shareholders, “FOR” the adoption of the Sovran Self Storage, Inc. 2009 Outside Directors’ Stock Option and Award Plan, and “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for fiscal year 2009.

The vote of every Shareholder is important. You may vote your shares via the toll free telephone number or via the Internet (see instructions on the enclosed proxy card) or you may sign and date the accompanying proxy card and return it in the postage paid envelope provided. Returning your completed proxy card will not prevent you from voting in person at the meeting should you be present and wish to do so or from changing your vote before the meeting. Please note that the telephone number is available only for calls originating in the United States or Canada. Please take the time to vote. As explained in the Proxy Statement, you may withdraw your proxy at any time before it is actually voted at the meeting.

If you plan to attend the meeting in person, please remember to bring a form of personal identification with you and, if you are acting as a proxy for another Shareholder, please bring written confirmation from the record owner that you are acting as a proxy. If you will need special assistance at the meeting, please contact Sovran Investor Relations at (716) 633-1850.

The Board of Directors and management look forward to greeting those Shareholders who are able to attend the Annual Meeting.

Sincerely,

David L. Rogers
Secretary

April 9, 2009

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR 2009 ANNUAL MEETING OF SHAREHOLDERS
PROPOSAL 1. ELECTION OF DIRECTORS
PROPOSAL 2. ADOPTION OF THE 2009 OUTSIDE DIRECTORS’ STOCK OPTION AND AWARD PLAN
PROPOSAL 3. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
Grant of Plan-Based Awards for 2008
Outstanding Equity Awards At December 31, 2008
Option Exercises and Stock Vested In 2008
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN TRANSACTIONS
PROPOSALS OF SHAREHOLDERS FOR THE 2010 ANNUAL MEETING
OTHER MATTERS
EXHIBIT A

SOVRAN SELF STORAGE, INC.
6467 Main Street
Williamsville, New York 14221

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF SOVRAN SELF STORAGE, INC.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Sovran Self Storage, Inc. (the “Company”) will be held at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221, on Thursday, May 21, 2009, at 11:00 a.m. (E.D.T.), to consider and take action on the following:

1.	The election of six directors of the Company to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified.

2.	The adoption of the Sovran Self Storage, Inc. 2009 Outside Directors’ Stock Option and Award Plan.

3.	The ratification of the appointment by the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2009.

4.	The transaction of such other business as may properly come before the meeting or any adjournments thereof.

FURTHER NOTICE IS HEREBY GIVEN that the stock transfer books of the Company will not be closed, but only Shareholders of record at the close of business on March 24, 2009 will be entitled to notice of the meeting and to vote at the meeting.

Shareholders who will be unable to attend the Annual Meeting in person may attend the meeting by proxy. Such Shareholders are requested to complete, date, sign and return the proxy card in the envelope enclosed or to vote their shares by telephone or via the Internet as described on the enclosed proxy card.

By Order of the Board of Directors,

David L. Rogers
Secretary

Williamsville, New York
April 9, 2009

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
be held on May 21, 2009

The Proxy Statement, Form 10-K for the year ended December 31, 2008 and the Annual Report to Shareholders are available at www.sovranss.com/2009annualmeeting

SOVRAN SELF STORAGE, INC.
6467 Main Street
Williamsville, New York 14221

PROXY STATEMENT
FOR
2009 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Sovran Self Storage, Inc. (the “Company”) for the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 21, 2009 at 11:00 a.m. (E.D.T.) at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed form of proxy are first being mailed to Shareholders on or about April 9, 2009.

Shareholders of record may vote by (i) attending the meeting, (ii) using the toll-free telephone number shown on the proxy card, (iii) voting via the Internet at the address shown on the proxy card, or (iv) marking, dating, signing and returning the enclosed proxy card. Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. The proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy (including a telephone or Internet vote) as of a later date, or by attending the Annual Meeting and voting in person.

The entire cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Company will reimburse brokerage firms, banks and other securities custodians for their expenses in forwarding proxy materials to their principals. Solicitations other than by mail may be made by officers or by employees of the Company without additional compensation.

Only Shareholders of record at the close of business on March 24, 2009 are entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. At the close of business on March 24, 2009, there were issued and outstanding 22,086,901 shares of the Company’s common stock (“Common Stock”). Each share of Common Stock has one vote. A majority of shares entitled to vote at the Annual Meeting will constitute a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other purposes. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter at the Annual Meeting will not be included in determining whether a quorum is present.

The Company has enclosed with this Proxy Statement a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008, including the financial statements and schedules thereto.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
be held on May 21, 2009

The Proxy Statement, Form 10-K for the year ended December 31, 2008 and the Annual Report to Shareholders are available at www.sovranss.com/2009annualmeeting

PROPOSAL 1. ELECTION OF DIRECTORS

It is intended that the proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees for director named below. Assuming a quorum is present, directors are elected by a plurality of the affirmative votes cast; accordingly, votes withheld and broker non-votes will have no effect. The nominees proposed are all presently members of the Board of Directors, other than James R. Boldt. Michael A. Elia, presently a director of the Company, has advised the Company that he will not be standing for re-election for an additional term as director. Mr. Boldt was recommended as a nominee to the Board of Directors by certain independent directors and his nomination was approved by the Governance Committee and the Board of Directors.

Nominees for Election to the Board of Directors

The nominees named herein will hold office until the next succeeding Annual Meeting of Shareholders and until their successors are duly elected and qualified. In the event any nominee becomes unavailable to stand for election, it is intended that the persons named in the proxy may vote for a substitute who will be recommended by the Governance Committee of the Board of Directors subject to Board approval. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as directors.

The following information with respect to business experience of nominees for election to the Board of Directors has been furnished by the respective directors, director nominees or obtained from the records of the Company.

Name	Age	Independent	Title and Principal Occupation

Robert J. Attea	67	No	Chairman of the Board and Director of the Company since 1995 and Chief Executive Officer of the Company since March 1997.
Kenneth F. Myszka	60	No	President and Chief Operating Officer of the Company since March 1997 and Director of the Company since 1995.
John E. Burns	62	Yes	Director of the Company since 1995. Mr. Burns is and has been the President of Altus Capital Inc. (or its predecessors), an investment management company since 2000. From 1998 through 2000, Mr. Burns was Chairman of Sterling, a division of National City Bank, which provided tax and financial counseling services to affluent families.
Anthony P. Gammie	74	Yes	Director of the Company since 1995. From 1985 through March of 1996, Mr. Gammie was Chairman of the Board and Chief Executive Officer of Bowater Incorporated. Mr. Gammie retired in 1996.
Charles E. Lannon	61	Yes	Director of the Company since 1995. Mr. Lannon is and has been the President of Strategic Advisor, Inc. (formerly known as Strategic Capital, Inc.), a consulting firm, since 1995.
James R. Boldt	57	Yes	Nominee for Director. Mr. Boldt is and has been the Chairman, President, and Chief Executive Officer of Computer Task Group Inc., a publicly traded information technology services company, since 2002. Mr. Boldt has been a director of Computer Task Group Inc. since 2001.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF THE NOMINEES NAMED ABOVE.

Director Independence

The Board of Directors has reviewed all transactions or relationships between each director, director nominee, or any member of his or her immediate family and the Company, its senior management and its independent registered public accounting firm. There were no transactions, relationships or arrangements with any non-employee director or director nominee that were required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities and Exchange Act of 1934 that the Board of Directors considered as part of such review. The Board of Directors did consider a certain facilities services agreement between a business owned by Charles E. Lannon and the Company involving payments of approximately $12,000 per annum, which it did not regard as material. Based on this review and as required by the independence standards of the New York Stock Exchange (“NYSE”), the Board of Directors has affirmatively determined that Messrs. Burns, Elia, Gammie, Lannon and Boldt are independent from management and its independent registered public accounting firm within the meaning of the NYSE listing standards and as defined in the rules and regulations of the Securities and Exchange Commission (“SEC”).

MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES

The Board of Directors held seven meetings during the fiscal year ended December 31, 2008. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board of Directors and all committees on which he served. Our independent directors who are all members of our Board of Directors other than Messrs. Attea (our Chairman of the Board and Chief Executive Officer) and Myszka (our President and Chief Operating Officer), meet in executive session in conjunction with regularly scheduled meetings of the Board of Directors at least twice per year and on other occasions, as necessary, in accordance with the Company’s Corporate Governance Principles. The presiding director at executive sessions of our independent directors rotates among the independent directors. The Company’s policy is that all directors should attend the Annual Meeting of Shareholders absent a good reason. Four directors attended the 2008 Annual Meeting of Shareholders, and two directors were excused for good reason.

The Board of Directors has three committees with the principal functions described below. The charter of each committee is posted on the Company’s website at www.sovranss.com. A copy of each charter is available in print to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, attention David L. Rogers, Secretary or by telephone (716) 633-1850.

Audit Committee.  The Audit Committee is composed of Messrs. Burns, Elia and Gammie. Mr. Burns serves as Chair. The Audit Committee is established to oversee the accounting and financial reporting processes and audits of the financial statements of the Company. The Audit Committee assists the Board of Directors in oversight of the quality and integrity of the Company’s financial reports, the Company’s compliance with legal and regulatory requirements, the assessment of independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function, as well as accounting and reporting processes.

The Audit Committee is composed entirely of directors who are not employees of the Company and have no relationship to the Company that would interfere with a director’s independence from management and the Company, including independence within the meaning of applicable NYSE listing standards and rules and regulations of the SEC. Each member must be “financially literate” under NYSE listing standards, or become financially literate within a reasonable period of time after appointment. The SEC has adopted rules to implement certain requirements of the Sarbanes-Oxley Act of 2002 pertaining to public company audit committees. One of the rules adopted by the SEC requires a company to disclose whether it has an “Audit Committee Financial Expert” serving on its audit committee. The Board of Directors has determined that all members of the Audit Committee are financially literate and that Audit Committee member John E. Burns meets the definition of a “financial expert.”

The Audit Committee’s duties are set forth in its charter, which can be found on the Company’s web site at www.sovranss.com. Additional information regarding the Audit Committee and the Company’s independent registered public accounting firm is disclosed in the Report of the Audit Committee below. The Audit Committee held five meetings during the fiscal year ended December 31, 2008. The Audit Committee meets regularly in private session with the Company’s independent registered public accounting firm.

Compensation Committee.  The Compensation Committee is composed of Messrs. Burns, Elia and Gammie, each of whom is independent within the meaning of applicable NYSE listing standards. Mr. Elia serves as Chair. The Compensation Committee makes decisions with respect to compensation of Messrs. Attea, Myszka and Rogers (the “Executive Officers”), reviews and recommends to the full Board of Directors director compensation levels and programs and administers the Company’s 2005 Award and Option Plan.

The Compensation Committee met two times during 2008. Compensation Committee agendas are established by the Committee Chair, and the Compensation Committee meets in executive session only. Pursuant to its charter, the Compensation Committee has the authority to engage advisors, including compensation consultants, and the Compensation Committee has engaged Longnecker & Associates as a consultant to assist in evaluating compensation for the Executive Officers and compensation programs generally. The consultant reports directly to the Compensation Committee and does not perform services for management. However, on occasion, at the request and direction of the Compensation Committee, the consultant will review compensation levels recommended by the Executive Officers for other senior managers. The consultant advises the Compensation Committee with respect to compensation trends and best practices, plan design, reasonableness of individual compensation awards and general comparability with companies in the real estate investment trust (“REIT”) industry.

The Executive Officers do not participate in deliberations of the Compensation Committee. The Executive Officers, at the Compensation Committee’s request, prepare performance and operational data and financial information to assist the Compensation Committee in reaching its compensation determinations.

The Compensation Committee’s charter does not permit delegation of its responsibilities or authority to others. Accordingly, the Compensation Committee has not delegated any of its responsibilities.

The functions of the Compensation Committee are further described below under the caption “Executive Compensation” and in its charter, which can be found on the Company’s web site at www.sovranss.com.

Governance Committee.  The Governance Committee of the Board of Directors was formed in 2003 and serves as the Company’s nominating committee. The Governance Committee is composed of Messrs. Burns, Elia, Gammie and Lannon, each of whom is independent within the meaning of applicable NYSE listing standards. Mr. Gammie served as Chair in 2006 and Mr. Lannon has served as Chair since February, 2007. The Governance Committee’s functions are set forth in its charter, which can be found on the Company’s website at www.sovranss.com, and include assisting the Board of Directors by identifying individuals qualified to become Board members and recommending director nominees for the annual meeting of shareholders, recommending to the Board the Corporate Governance Principles applicable to the Company, leading the Board of Directors in its annual review of the Board’s performance, and recommending the Board of Directors’ director nominees for each committee. The Governance Committee must annually review the adequacy of its charter and its own performance. The Governance Committee does not have an express policy with regard to consideration of director candidates recommended by shareholders, but it will consider director candidates proposed by shareholders. The Board of Directors does not believe that it is necessary to have a policy regarding the consideration of director candidates recommended by shareholders due to the infrequency of such recommendations. In general, the Board of Directors and the Governance Committee believe that candidates must be highly qualified, exhibiting the experience and expertise required of the Board of Directors’ own pool of candidates and interest in the Company’s businesses, and also the ability to attend and prepare for Board of Directors, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board of Directors. Candidates should represent the interests of all shareholders and not those of a special interest group. A shareholder wishing to nominate a candidate should do so in accordance with the guidelines set forth below under the caption “Proposals of Shareholders for the 2010 Annual Meeting.” One meeting of the Governance Committee was held during 2008.

CORPORATE GOVERNANCE

Corporate Governance Guidelines.  The Board of Directors adopted Corporate Governance Principles which comply with NYSE listing standards. These principles require, among other things, that a majority of directors on the Board of Directors meet the criteria for independence defined by the NYSE. The Company meets this independence standard. From time to time, the Board of Directors may revise the Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of the Company’s shareholders and other constituencies. The Corporate Governance Principles are published on the Company’s website at www.sovranss.com. A printed copy of the Corporate Governance Principles will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

Code of Ethics and Code of Ethics for Senior Financial Officers.  All of the Company’s directors and employees, including the Company’s Executive Officers, are required to comply with the Company’s Code of Ethics to help ensure that the Company’s business is conducted in accordance with the highest standards of moral and ethical behavior. The Company also has a Code of Ethics for Senior Financial Officers applicable to the Company’s principal executive officer, principal financial officer and principal accounting officer and controller, each of whom is bound by the provisions set forth in the Code of Ethics relating to ethical conduct, conflicts of interest and compliance with the law. The Code of Ethics and Code of Ethics for Senior Financial Officers are published on the Company’s web site at www.sovranss.com. A printed copy of the Code of Ethics and the Code of Ethics for Senior Financial Officers will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

Policies And Procedures Regarding Related Party Transactions.  The Company has established conflict of interest policies, to which all directors, Executive Officers and key employees are subject. They are required to disclose to the Company’s Chief Compliance Officer (or, in the event such person is a director or Executive Officer, to the Chair of the Audit Committee) in writing each outside relationship, activity and interest that creates a potential conflict of interest. All directors, Executive Officers and other key employees are required to disclose in writing each year whether they are personally in compliance with such policy. In addition, each director and Executive Officer is required to complete an annual questionnaire which calls for disclosure of any transactions in which the Company is or is to be a participant, on the one hand, and in which such director or Executive Officer or any member of his family has a direct or indirect material interest, on the other. The Board of Directors is of the opinion that these procedures are sufficient to allow for the review, approval or ratification of any transactions with related persons that would be required to be disclosed under applicable SEC rules.

Complaint Procedure; Communications with Directors.  The Sarbanes-Oxley Act of 2002 requires public companies to maintain procedures to receive, retain and respond to complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Company currently has such procedures in place. Any employee of the Company may report concerns regarding these matters in the manner specified in the Company’s Employee Complaint Procedures for Accounting and Auditing Matters, which is published on the Company’s web site at www.sovranss.com. A printed copy of the Company’s Employee Complaint Procedures for Accounting and Auditing Matters will be provided to any shareholder upon request to the Company at 6467 Main Street, Williamsville, New York 14221, or by telephone (716) 633-1850.

The Board of Directors has also established a process for shareholders or other interested parties to send communications to the Company’s independent directors. Shareholders or other interested parties may communicate with the Board of Directors by calling (716) 633-1850 ext. 6116 or by writing to the Company’s Secretary. Communications sent to the Company addressed to the Board of Directors by these methods will be screened by the Secretary for appropriateness before either forwarding or notifying the independent directors of receipt of a communication.

DIRECTOR COMPENSATION

The Company pays its directors who are not also officers or employees of the Company (an “Outside Director”) an annual fee of $25,000. An additional $7,500 is paid to each member of the Audit Committee, an additional $25,000 is paid to the chair of the Audit Committee and an additional $5,000 is paid to the chair of each of the Compensation and Governance Committees. Outside Directors are also paid a meeting fee of $1,000 for each special meeting of the Board of Directors attended. In addition, the Company will reimburse all directors for reasonable expenses incurred in attending meetings.

Under the Deferred Compensation Plan for Directors, an Outside Director may elect to have all or part of his fees credited to a deferred compensation account in the form of units equivalent to shares of the Company’s

Common Stock (“Units”). The number of Units credited is equal to the number of shares of Common Stock that could have been purchased using the closing price of Common Stock on the day immediately preceding the date on which the fees were payable. When the Company declares cash dividends on its Common Stock, additional Units are credited to the deferred compensation accounts based on the reinvestment of the dividend on the dividend record dates. Amounts credited to the deferred compensation accounts will be paid to directors in the form of shares of Common Stock, the number of which shares will equal the number of Units credited to the accounts.

Under the 1995 Outside Directors’ Stock Option Plan (the “1995 Directors’ Plan”), each Outside Director is granted, effective as of the Outside Director’s initial election or appointment, an option to acquire 3,500 shares of Common Stock at the fair market value of the Common Stock on the date of grant. In addition, as of the close of each annual shareholders’ meeting after initial appointment or election, each Outside Director is granted an option to acquire an additional 2,000 shares of Common Stock at the fair market value of the Common Stock on the date of grant. The initial options for 3,500 shares of Common Stock are exercisable one year from the date of grant subject to continued service; the Outside Directors’ options awarded annually thereafter are exercisable immediately. The exercise price is payable in cash or by delivery of shares of Common Stock owned by the Outside Director, or a combination of cash and shares. The option must be exercised within ten years from the date of grant. No Outside Director exercised options during 2008.

In addition, the 1995 Directors’ Plan provides each Outside Director with a grant annually of a number of shares of restricted stock equal to the base annual fee paid to such Outside Director multiplied by 0.8 and divided by the fair market value of a share of Common Stock on the date of grant. Any restricted stock granted vests one year following the date of grant based on continued service.

There are no remaining shares available for future issuance under the 1995 Directors’ Plan. The 2009 Outside Directors’ Stock Option and Award Plan, if adopted by Shareholders, will replace the 1995 Directors’ Plan and includes terms substantially similar to the terms of the 1995 Directors’ Plan.

The table below summarizes the compensation paid by the Company to Outside Directors for the year ended December 31, 2008.

	Fees Earned or	Restricted Stock	Option	All Other
	Paid in Cash	Awards	Awards ($)	Compensation
Name	($)(1)	($)(2)	(3)	($)(4)	Total ($)

John E. Burns	$60,500	$20,000	$9,820	$1,071	$91,391
Michael A. Elia	$40,500	$20,000	$9,820	$1,071	$71,391
Anthony P. Gammie	$35,500	$20,000	$9,820	$1,071	$66,391
Charles E. Lannon	$33,000	$20,000	$9,820	$1,071	$63,891

(1)	Mr. Burns received $57,500 in cash and elected to have $3,000 of his fees credited to a deferred compensation account in the form of Units. All other Outside Directors elected to have their 2008 fees credited to a deferred compensation account in the form of Units. The Units credited to each Outside Director were 84 for Mr. Burns, 929 for Mr. Elia, 816 for Mr. Gammie, and 760 for Mr. Lannon.

(2)	Each Outside Director received an award of restricted stock with a grant date fair value of $20,000. See footnote 11 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of assumptions used to value the restricted stock awards. In 2008, each Outside Director was granted 455 shares of restricted stock, which are not vested but will vest in full on May 21, 2009 provided the director remains in office.

(3)	The amounts in the options award column reflect the 2008 expense recorded in the Company’s financial statements related to stock options granted, disregarding estimates relating to service-based vesting conditions. All options are currently exercisable. The full grant date fair value, in accordance with FAS 123(R), of each option award in 2008 was $4.91 per share, or $9,820 in the aggregate for each Outside Director. See footnote 2 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended

December 31, 2008 for a discussion of the assumptions used to value the stock options. Information regarding the stock option awards outstanding as of December 31, 2008 are shown below:

			Number of
Name	Grant Date	Expiration Date	Shares

John E. Burns	5/13/2004	5/13/2014	2,000
	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
	5/21/2008	5/21/2018	2,000
Michael A. Elia	5/13/2004	5/13/2014	2,000
	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
	5/21/2008	5/21/2018	2,000
Anthony P. Gammie	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
	5/21/2008	5/21/2018	2,000
Charles E. Lannon	5/18/2005	5/18/2015	2,000
	5/18/2006	5/18/2016	2,000
	5/21/2007	5/21/2017	2,000
	5/21/2008	5/21/2018	2,000

(4)	Dividends on restricted stock.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth for each current director, each director nominee and each of the Executive Officers named in the Summary Compensation Table and for all directors and Executive Officers as a group, information concerning beneficial ownership of Common Stock as of March 24, 2009. Unless otherwise stated, to the best of the Company’s knowledge, each person has sole voting and investment power with respect to the shares listed.

	Shares of Common Stock
	Beneficially Owned at	Percent of
	March 24, 2009	Common Stock
Name	(1)(2)(3)	Owned

Robert J. Attea	210,931	*
Kenneth F. Myszka	198,971	*
Charles E. Lannon	132,125	*
John E. Burns	18,681	*
Michael A. Elia	12,125	*
Anthony P. Gammie	23,057	*
David L. Rogers	133,075	*

Directors and Executive Officers As a Group (seven persons)	728,965	3.3%
James R. Boldt, director nominee	2,000	*

*	Represents beneficial ownership of less than 1% of outstanding Common Stock on March 24, 2009.

(1)	Includes 7,835, 9,835, 9,835, and 7,835 shares of Common Stock that may be acquired by Messrs. Lannon, Burns, Elia, and Gammie, respectively, through the exercise, within sixty days, of options granted under the 1995 Outside Directors’ Stock Option Plan.

(2)	Excludes 7,112, 5,209, 11,390 and 10,456 shares of Common Stock issuable to each of Messrs. Lannon, Burns, Elia and Gammie, respectively, in payment of amounts credited to their accounts under the Company’s Deferred Compensation Plan for Directors.

(3)	Includes 24,739, 26,762 and 28,291 shares of restricted stock as to which Messrs. Attea, Myszka and Rogers, respectively, have voting power but no investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to all persons or groups known to the Company to be beneficial owners of more than five percent of the outstanding Common Stock of the Company as of March 24, 2009.

		Amount of
		Common
		Stock
		Beneficially	Percent of
		Owned as of	Common Stock
Title of Class	Name and Address of Beneficial Owners	March 24, 2009	Owned

Common	The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	1,773,081	8.0%
Common	Barclays Global Investors, AG(2) Apianstrasse 6 D-85774 Unterfohring, Germany	1,656,356	7.5%
Common	Cohen & Steers, Inc.(3) 280 Park Avenue 10th Floor New York, NY 10017	1,566,354	7.1%
Common	FMR LLC(4) 82 Devonshire Street Boston, MA 02109	1,487,380	6.7%
Common	Morgan Stanley(5) 1585 Broadway New York, NY 10036	1,167,870	5.3%

(1)	All information relating to The Vanguard Group, Inc. (“Vanguard”) is derived from Schedule 13G/A filed by it on February 13, 2009. According to Vanguard, of the 1,773,081 shares of the Company’s Common Stock owned by Vanguard, Vanguard has the sole power to vote or direct the vote with respect to 29,961 shares and does not share voting power with respect to any other shares. Vanguard has the sole power to dispose or direct the disposition of all 1,773,081 shares of the Company’s Common Stock owned by Vanguard. The Company has not independently verified this information.

(2)	All information relating to Barclays Global Investors, AG (“Barclays”) is derived from Schedule 13G filed by it and other entities on February 5, 2009. According to Barclays, of the 1,656,356 shares of the Company’s Common Stock owned by Barclays, Barclays has the sole power to vote or direct the vote with respect to 1,321,421 shares and does not share voting power with respect to any other shares. Barclays has the sole power to dispose or direct the disposition of all 1,656,356 shares of the Company’s Common Stock owned by Barclays. The Company has not independently verified this information.

(3)	All information relating to Cohen & Steers, Inc. (“C&S”) is derived from the Schedule 13G/A filed by it and other entities on February 17, 2009. According to C&S, it has the sole power to vote or direct the vote with respect to all 1,566,354 of these shares. C&S has the sole power to dispose or direct the disposition of all 1,566,354 shares of the Company’s Common Stock owned by C&S. The Company has not independently verified this information.

(4)	All information relating to FMR LLC (“Fidelity”) is derived from Schedule 13G/A filed by it on February 17, 2009. According to Fidelity, of the 1,487,380 shares of the Company’s Common Stock owned by Fidelity, Fidelity has the sole power to vote or direct the vote with respect to 310,280 shares and does not share voting power with respect to any other shares. Fidelity has the sole power to dispose or direct the disposition of all 1,487,380 shares of the Company’s Common Stock owned by Fidelity. The Company has not independently verified this information.

(5)	All information relating to Morgan Stanley is derived from the Schedule 13G/A filed by it and other entities on February 17, 2009. According to Morgan Stanley, of the 1,167,870 shares of the Company’s Common Stock owned by Morgan Stanley, Morgan Stanley has the sole power to vote or direct the vote with respect to 630,719 shares and shares voting power with respect to 122 shares. Morgan Stanley has the sole power to dispose or direct the disposition of all 1,167,870 shares of the Company’s Common Stock owned by Morgan Stanley. The Company has not independently verified this information.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Directors, officers and greater-than-10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on review of information furnished to the Company and reports filed through the Company, the Company believes that all Section 16(a) filing requirements applicable to its Directors, officers and greater-than-10% beneficial owners were complied with during 2008, except that Mr. Burns, by inadvertence, filed a report one day late regarding the purchase of shares of the Company’s common stock.

PROPOSAL 2. ADOPTION OF THE 2009 OUTSIDE DIRECTORS’ STOCK OPTION AND AWARD PLAN

The Board of Directors has approved, subject to Shareholder approval, the Company’s 2009 Outside Directors’ Stock Option and Award Plan (the “2009 Directors’ Plan”).

The 2009 Directors’ Plan will replace the 1995 Directors’ Plan, pursuant to which no remaining shares are available for future issuance. The purpose of the 2009 Directors’ Plan, as with the 1995 Directors’ Plan, is to promote the long-term financial success of the Company and thereby increase Shareholder value by enabling the Company to attract and retain outstanding Outside Directors whose judgment, interest and special efforts are essential to the conduct of the Company’s operations. The Board of Directors believes that the 1995 Directors’ Plan has been effective in achieving these objectives and that the Company continues to need a plan of this type.

Under the 2009 Directors’ Plan, the number of shares of Common Stock available for issuance will be 150,000, subject to adjustments for stock dividends, stock splits and other events as set forth herein.

The full text of the proposed 2009 Directors’ Plan is shown on Exhibit A to this proxy statement. The following is a summary of the principal provisions of the 2009 Directors’ Plan.

Under the 2009 Directors’ Plan, each director who is an Outside Director will be granted, effective as of the Outside Director’s initial election or appointment to the Board, an option to acquire 3,500 shares of Common Stock at the fair market value of a share of Common Stock on the date the option is granted, and, as of the close of each annual shareholders’ meeting, each Outside Director, other than an Outside Director receiving an initial award on such date, will be granted an option to acquire 2,000 shares of Common Stock at the fair market value of a share of Common Stock on the date of grant and a number of shares of restricted stock (“Restricted Stock”) equal to the annual fee paid to such Outside Director multiplied by 0.8 and divided by the fair market value of a share of Common Stock on the date of grant. Restricted Stock granted pursuant to the 2009 Directors’ Plan will vest one year following the date of grant if the Outside Director to whom such grant was made is a member of the Board of Directors as of such date; provided, however, that such Restricted Stock shall immediately vest upon any of (i) such Outside Director’s death or disability while he is serving on the Board of Directors, and (ii) a Significant Corporate Event (as defined below). An Outside Director will not have taxable income at the time Restricted Stock is granted (unless the Outside Director elects to be taxed at that time), but does have taxable income at the time of vesting of the Restricted Stock in an amount equal the fair market value of the Restricted Stock on the date of vesting. The value of the Company’s Common Stock was $18.45 on March 24, 2009.

Initial options for 3,500 shares of Common Stock are exercisable beginning one year from the date of grant; options awarded annually thereafter are exercisable immediately. No options may be transferred other than by will or the laws of descent and distribution. The exercise price of options granted under the 2009 Directors’ Plan may be paid in cash or, if permitted by the Board of Directors or its authorized committee, by exchanging shares of Common Stock owned by the optionee, or a combination of cash and shares. The value of shares exchanged in full or partial payment of the exercise price will be based on the fair market value of the shares at the time the option is exercised. The Company may facilitate the cashless exercise of options through customary brokerage arrangements.

The 2009 Directors’ Plan provides that options will terminate and cease to be exercisable on the later of (i) the tenth anniversary of the date of the option’s grant, or (ii) one year following the date on which the Outside Director to whom such option was granted ceases to serve as a director of the Company. In the event of an Outside Director’s death during the exercise term of any option, the personal representative of the Outside Director may exercise any outstanding options held by such Outside Director not theretofore exercised during the one-year period following the Outside Director’s death.

In the event of (i) the dissolution or liquidation of the Company, (ii) a merger, reorganization or consolidation in which the Company is acquired by another person or in which the Company is not the surviving corporation, or (iii) the sale of all or substantially all of the outstanding Common Stock or assets of the Company to another entity (each, a “Significant Corporate Event”), the 2009 Directors’ Plan and the outstanding options will terminate unless provision is made for the assumption of outstanding options or the substitution of new options for outstanding options. In the event of such termination, any unexercised portion of outstanding options which is vested and exercisable at that time shall be exercisable for at least 15 days prior to the date of such termination.

The 2009 Directors’ Plan provides that in the event of a stock dividend, stock split, merger, consolidation or other change in the Company’s capital structure, the maximum number of shares of Common Stock available for issuance under the 2009 Directors’ Plan and the number of shares of Common Stock subject to outstanding options (together with the respective exercise prices) will be appropriately adjusted.

The 2009 Director’s Plan shall be effective upon its approval by the Shareholders of the Company and shall continue in effect, unless sooner terminated or suspended, until the tenth anniversary of the date on which it is so approved.

An Outside Director does not have taxable income at the time options are granted, but does have taxable income at the time of exercise equal to the difference between the purchase price of the shares and the fair market value of the shares on the date of exercise. An equal amount may be claimed as a deduction by the Company.

If an Outside Director exercises an option by transferring shares of the Company’s Common Stock to the Company to pay all or part of the purchase price, the Outside Director will not recognize gain or loss with respect to the already owned shares exchanged. The number of shares of Common Stock received upon exercise of the option equal to the number of shares exchanged will have a basis and holding period equal to the basis and holding period the option holder had in the shares exchanged. The fair market value of the additional shares received will be includible in the Outside Director’s income upon exercise and the Outside Director’s basis in such shares will equal such value. An equal amount may be claimed as a deduction by the Company.

Only a director who is an Outside Director will be eligible to receive option and Restricted Stock grants under the 2009 Directors’ Plan. The number of persons eligible to participate in the Directors’ Plan will be four assuming the election of the directors nominated herein.

New Plan Benefits
2009 Outside Directors’ Stock Option and Award Plan

	Number of Shares
	of Common Stock
	Underlying Option	Number of Shares	Dollar Value
Position	Grants	of Restricted Stock	of Grant

Outside Directors as a Group	(1)	(2)	(2)

(1)	The number of total shares available for issuance under the 2009 Directors’ Plan would be 150,000 shares. The 2009 Directors’ Plan provides for issuance of options to purchase shares of the Company’s Common Stock as well as grants of Restricted Stock. The 2009 Directors’ Plan provides that an Outside Director is granted an option to acquire 3,500 shares upon the Outside Director’s initial appointment or election as director and each Outside Director, other than one receiving an initial award, is issued an option to acquire 2,000 shares each year effective at the close of the annual shareholder’s meeting. However, since the 150,000 shares available for issuance may also be issued as shares of Restricted Stock, the exact number of shares available for issuance pursuant to option grants cannot be determined. Each option granted under the 2009 Directors’ Plan shall have an exercise price equal to the fair market value of the underlying common stock on the date the options are granted.

(2)	The annual fee paid to each Outside Director in 2009 will be $25,000. The number of shares of Restricted Stock granted to each Outside Director for any period cannot be determined as it will be equal to the annual fee paid by the Company to each Outside Director multiplied by 0.8 divided by the fair market value of a share of Common Stock on the date of grant. Thus, the exact number of shares available for issuance as shares of Restricted Stock cannot be determined. The value of the Restricted Stock granted to each Outside Director in 2009 would be $20,000 and in future years would be the amount of the base annual fee multiplied by 0.8. However, since the 150,000 shares available for issuance may also be allocated to stock option grants and the exact number of shares available for issuance as shares of Restricted Stock cannot be determined, the total value of any future grants of Restricted Stock, as a result of the increase, cannot be determined.

Adoption of the 2009 Directors’ Plan requires the affirmative vote of a majority of the shares of Common Stock cast, provided that the total vote cast on the proposal represents over 50 percent of all of the shares of Common Stock entitled to vote on the proposal. Abstentions will have the effect of a vote against the proposal. Broker non-votes will not be counted as votes cast.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO
ADOPT THE 2009 OUTSIDE DIRECTORS’ STOCK OPTION AND AWARD PLAN.

PROPOSAL 3. APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the Shareholders and based upon the recommendation of the Audit Committee, the Board of Directors has reappointed Ernst & Young LLP as its independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Fees billed to the Company for fiscal years 2008 and 2007 by Ernst & Young LLP were as follows:

	2008	2007

Audit Fees	$301,812	$344,343
Audit-Related Fees	$13,950	$10,015
Tax Fees	$148,856	$119,560
All Other Fees	$0	$0

TOTAL FEES	$464,618	$473,918

Audit fees include fees for the audit of the Company’s consolidated financial statements, interim reviews of the Company’s quarterly financial statements, and the audit of the Company’s internal controls over financial reporting.

In 2007, audit fees also included $50,553 related to the audit of historical summaries for certain 2007 acquisitions. Audit-related fees include the audit of the Company’s 401(k) plan. Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal and state tax compliance, and return preparation.

The Audit Committee has adopted a policy that requires advance approval of the Audit Committee for all audit, audit-related, tax services, and other services to be provided by the independent registered public accounting firm to the Company. The Audit Committee has delegated to its Chairman authority to approve permitted services, provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting. During 2008, all fees for audit services, all fees for audit-related services and all fees for tax services were approved under this policy.

Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Approval of the appointment requires the affirmative vote of a majority of the shares of Common Stock cast, provided a quorum is present at the meeting. Broker non-votes and abstentions will have no effect on the outcome.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS
THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM .

REPORT OF THE AUDIT COMMITTEE

Management has the primary responsibility for the integrity of the Company’s financial information and the financial reporting process, including the system of internal control over financial reporting. Ernst & Young LLP, the Company’s independent registered public accounting firm, is responsible for conducting independent audits of the Company’s financial statements and management’s assessment of the effectiveness of internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the financial statements and management’s assessment based upon those audits. The Audit Committee is responsible for overseeing the conduct of these activities by management and Ernst & Young LLP.

As part of its oversight responsibility, the Audit Committee has reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of the Company’s internal controls over financial reporting with management and Ernst & Young LLP. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee and has discussed with Ernst & Young LLP that firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sovran Self Storage, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Members of the Audit Committee

JOHN E. BURNS, CHAIR
MICHAEL A. ELIA
ANTHONY P. GAMMIE

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE

THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS OF THE COMPANY

The following named persons are the Executive Officers of the Company:

Name	Age	Title and Experience

Robert J. Attea	67	Chairman of the Board and Director of the Company since 1995 and Chief Executive Officer of the Company since March 1997.
Kenneth F. Myszka	60	President and Chief Operating Officer of the Company since March 1997 and Director of the Company since 1995.
David L. Rogers	53	Chief Financial Officer and Secretary of the Company since 1995

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives.  As a real estate investment and management company, the Company’s long-term success depends on its ability to acquire, improve, operate and finance self-storage properties in a manner that will enhance shareholder value, market presence and operational efficiency. Competitive and marketplace pressures require constant improvements to productivity, innovation in providing customer service, and optimal allocation of capital resources. To achieve these goals, it is critical that the Company be able to attract, motivate, and retain highly talented individuals at all levels of the organization with appropriate skill-sets who are committed to the Company’s core values of teamwork, accountability, innovation, integrity, and respect for people. The Company’s compensation philosophy is to provide compensation programs that will motivate the Executive Officers to improve operating results and profitability. Rewarding growth in funds from operations (“FFO”) per share aligns the interests of management and shareholders by increasing FFO per share growth. The Company’s incentive compensation also promotes growth through selective acquisitions and improvements and enhancements to existing properties, obtaining a low cost of funds and improving operating efficiencies through technical innovation.

The Compensation Committee of the Board of Directors has oversight responsibility in administering our executive compensation programs, determines compensation of the Executive Officers on an annual basis and provides guidance over the Company’s overall compensation programs.

The Compensation Committee historically has approached its determination of the Chief Executive Officer’s compensation in the same fashion as it determines compensation for the Chief Operating Officer and Chief Financial Officer. The Compensation Committee essentially treats these three officers as a team with complimentary skill sets and, despite their different roles, expects them to work as a team to achieve Company objectives. Accordingly, compensation of these three executive positions is very similar. This approach, in the view of the Compensation Committee, motivates them to work as a team to attain Company goals.

Components of Executive Compensation.  For 2008, the compensation of the Executive Officers consisted of the same five primary components used in prior years: (i) base salary, (ii) annual incentive awards for performance, payable in cash and restricted stock, (iii) long-term incentive compensation, payable in stock options and restricted stock, (iv) severance benefits, and (v) other benefits. The Compensation Committee believes that its program encourages short and long-term performance in a way that promotes Company objectives and aligns their interests with those of shareholders. Following is a discussion of the Compensation Committee’s considerations in establishing each of these components for the Executive Officers for 2008.

Base Salary.  Base salary is the guaranteed element of the Executive Officers’ annual cash compensation. The value of base salary generally reflects the executive’s position, actual performance, skill set and the market value of that skill set. A competitive salary structure is the most fundamental component of executive compensation used by the Compensation Committee to assist in attracting and retaining qualified executives. In 2006, the Compensation Committee, in setting salaries for the executive officers, considered recommendations of its compensation consultant, Longnecker & Associates, whose advice was based upon its comparisons to executive officers of public real estate companies with market capitalization and enterprise value similar to that of the Company, such as EastGroup Properties Inc., Lexington Realty Trust, Parkway Properties, Inc., PS Business Parks, Inc., U-Store-It Trust and Tarragon Corporation. This data was used to test for reasonableness and competitiveness of base salaries but the Compensation Committee did not specifically target or “benchmark” a certain level of base salary within such peer group. In 2007, the Compensation Committee proposed increases in the amount of 5% in the salaries of Messrs. Attea, Myszka and Rogers, which took into consideration the general range of percentage salary increases initially proposed for other management employees of the Company. However, Messrs. Attea, Myszka and Rogers each elected to receive an increase of approximately 2% in order to enable the Company to provide greater salary increases to other management employees of the Company, which increases ranged from approximately 8% to 13%. In 2008, the Compensation Committee increased the salaries of Messrs. Attea, Myszka and Rogers by approximately 5% which increase was consistent with the increases being received by other management employees of the Company. In 2009, the Compensation Committee increased the salaries of Messrs. Attea, Myszka and Rogers by approximately 3.2% which increase again was consistent with the increases being received by other management employees of the Company. In 2007, 2008 and 2009 the Company determined the increases for its other management employees based upon a number of factors including individual performance, cost of living increments and competitive market conditions.

Annual Incentive Awards.  The Company has established annual bonus guidelines in order to align the Executive Officers’ goals with the Company’s sales and earnings growth objectives for the current year. These guidelines were established with the assistance of the Company’s investment banker and have been modified from time to time by the Compensation Committee upon the advice of the Compensation Committee’s compensation consultant and to respond to changes in industry conditions. The Compensation Committee, consistent with historical practices and what it believes are compensation best practices, regularly reviews the metrics of the guidelines to ensure the incentive awards are appropriately motivating key employees and rewarding such key employees for Company performance. In past years, one of the factors considered by the Compensation Committee was comparative FFO. This metric provided that the Executive Officer could earn a bonus if the FFO per share percentage growth exceeded the average FFO growth of companies in the same industry segment over the same period. In 2008 the Compensation Committee determined not to use comparative FFO growth because this metric had, for many reasons, been an unreliable measure of performance. For example, comparative FFO per share growth could be affected by spreads between capitalization rates and financing costs of acquired portfolios, which factors might not necessarily be indicative of management’s performance. In addition, in some instances, published comparative FFO per share data was found to be preliminary or unavailable at the time the Compensation Committee was calculating annual incentive awards. The Company’s compensation consultant concurred with the Compensation Committee’s decision.

The components of the guidelines for 2008 related to growth in FFO per share and other performance factors are described below.

FFO Growth Targets.  Pursuant to annual incentive guidelines, Executive Officers could earn a bonus of up to 50% of their base salaries based upon the percentage increase of FFO per share for the current year over the FFO per share for the previous year. No bonus is earned unless FFO per share growth is at least 5% over the prior year. To achieve the maximum bonus, FFO per share growth must exceed 15%. The Company’s FFO per share is computed in accordance with the National Association of Real Estate Investment Trusts (“NAREIT”) guidelines. The Company believes that FFO per share growth is an extremely important measurement of successful performance. FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT. NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with generally accepted accounting principles, or GAAP. The most comparable GAAP measure is net income (loss). FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP. Although the Company experienced positive FFO per share growth during the first quarter of 2008, the slowdown in the residential real estate market substantially and adversely affected the Company’s overall growth. Also, because of the Board’s anticipation of tightening credit markets, the Board directed the Executive Officers to focus their efforts on greater liquidity and obtaining financing for short and long-term needs. While the Executive Officers were successful in this endeavor, one result was an unfavorable impact on 2008 FFO because of higher interest rate terms provided in the new financing arrangements. As a result of the foregoing, FFO per share growth targets were not achieved and accordingly the Executive Officers did not receive any bonus with respect to this metric.

Other Performance Factors.  In addition, the Compensation Committee, in its discretion, may award a bonus up to 50% of base salary based upon the Company’s achievements and overall performance during the preceding year. Each Executive Officer was awarded a bonus of 50% of salary for 2008 pursuant to this component. The factors considered by the Compensation Committee in making this award included the quantity and quality of acquisitions, financial performance, improvement of financial ratios, the successful implementation of enhancements to existing properties, increases in operating efficiency and productivity, improvements in same store sales, decreases in the cost of funds and successful implementation of technological innovations. The Committee placed considerable emphasis on the success of the Executive Officers in securing short-term and long-term financing with maturity dates in 2012. This helped stabilized the Company’s financial position during the 2008 year and has provided it with liquidity to meet anticipated needs. Further, the Committee took into consideration the successful negotiation and implementation of the Sovran HHF Storage Holdings LLC joint venture, in which the Company has a 20% ownership interest, which joint venture enhanced the Company’s acquisition potential and increased the Company’s scale of operations with resultant cost efficiencies.

Form of Payment.  All or part of the bonus relating to “other performance factors” is paid in shares of restricted stock which have vesting periods ranging from two to nine years, all as determined by the Compensation Committee. The Compensation Committee determined that 60% of the 2008 annual bonus relating to annual performance factors was to be awarded in cash and 40% was to be awarded in shares of restricted stock. However, in determining the number of shares of restricted stock awarded, the fair market value of the shares at the date of the grant (i.e. $21.82) was not used. Instead, the number of shares of restricted stock awarded was based upon a per share value of $40, the approximate average fair market value per share during 2008. The use of the $40 valuation was recommended by the compensation consultant to avoid the perception that shares were being granted at an artificially low price. Thus, Messrs. Attea, Myszka and Rogers received grants of 2,030, 1,976 and 1,976 shares of restricted stock, respectively, on February 25, 2009. The shares granted to Messrs. Attea, Myszka and Rogers vest ratably over a two year period, a four year period and a five year period, respectively. In establishing the vesting periods, the Compensation Committee considered the respective ages of the recipients.

Long-Term Incentive Plan.  For several years, the Compensation Committee has been considering various alternatives of long-term incentive compensation programs that would align the interest of management with shareholders, provide retention incentives and minimize the impact on earnings. The compensation consultant has recommended that the Compensation Committee use restricted stock awards or stock option grants or a combination of both with a four-year vesting period and that the award have a target value of 135% of base salary. The compensation consultant’s recommendation was based upon its experience with similarly sized REITs. In 2008, the Compensation Committee determined to grant such awards to the Executive Officers; however, in lieu of a four-year vesting period it decided to provide for a ratable eight-year vesting period to minimize the financial impact on the Company. The value of the award was divided equally between restricted stock and stock options. Thus, the Compensation Committee made grants in 2008 to Messrs. Attea, Myszka and Rogers of 6,263, 6,099 and 6,099 shares of restricted stock and stock option grants for 55,359, 53,902 and 53,902 shares, respectively, with 12.5% of such shares and options vesting each year.

The stock options were granted effective as of the date on which the Compensation Committee authorized such grant and the exercise price, consistent with the 2005 Award and Option Plan (and predecessor plans), was the average of the high and low price of the shares on the date of grant, $43.75. The shares of restricted stock were valued at the fair market value on the date of grant and the options were valued on the basis of the Black-Scholes formula. These awards were made under the 2005 Award and Option Plan previously approved by shareholders. The Company does not have any programs, plans or practices of awarding stock options and setting the exercise price based on the stock’s price on a date other than the actual grant date. The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation.

Severance Benefits.  Each of the Executive Officers is a party to an employment agreement with severance benefits. A description of the terms of the agreements can be found under the heading “Employment Agreements” beginning on page 20 of this Proxy Statement. In entering into these agreements, the Compensation Committee desired to assure that we would have the continued dedication of the Executive Officers, notwithstanding the possibility of a change in control, and to retain such Executive Officers in our employ. The Compensation Committee believes that, should the possibility of a change in control arise, the Company should be able to receive and rely upon our Executive Officers’ advice as to the best interests of our Company and without the concern that such Executive Officer might be distracted by the personal uncertainties and risks created by a potential change in control. The actual benefits and payments to be made to the Executive Officers, as set forth in the employment agreements, were determined based on the Compensation Committee’s business judgment, advice received by the Compensation Committee from its compensation consultant and negotiations with each officer at the time of entering into the agreements.

Other Benefits.  The Executive Officers also receive benefits offered to all full time employees of the Company, including medical insurance coverage, disability insurance, life insurance and matching contributions to the Company’s 401(k) Plan. Under the terms of the applicable welfare benefit plans, the cost of these employee benefits is partially borne by the employee, including each Executive Officer. These plans are nondiscriminatory except that the Executive Officers may be reimbursed for medical expenditures not covered by the Company’s standard plan. In 2008 Messrs. Attea and Myszka received reimbursements of $1,547 and $3,371, respectively. The benefits paid to the Executive Officers in 2008 are included in the Summary Compensation Table below.

Perquisites.  In addition, the Executive Officers each receive $15,600 per year to be applied to automobile allowance, club memberships and miscellaneous expenses. These relatively inexpensive components of executive compensation are primarily viewed as necessary to keep compensation levels competitive and to assist in attracting and retaining qualified executives. The dollar value of perquisites is not significant relative to the other components of executive compensation. These amounts are included in the Summary Compensation Table below.

Tax Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code limits to $1 million a publicly held corporation’s tax deduction each year for compensation to any “covered employee”, except for certain qualifying “performance-based compensation”. Because the Company qualifies as a REIT under the Internal Revenue Code, it is not subject to Federal income taxes. Thus the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse consequence to the Company, provided the Company continues to distribute 90% of its taxable income. A larger portion of shareholder distributions may be subject to Federal income tax as dividend income, rather than a return of capital, and any such compensation allocated to the Company’s taxable REIT subsidiaries whose income is subject to Federal income tax would result in an increase in income taxes due to the inability to deduct such compensation. Although the Company will be mindful of the limits imposed by Section 162(m), the Company nevertheless reserves the right to structure the compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
						Non-Equity	and Nonquali-
				Stock	Option	Incentive Plan	fied Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensations
Name and Principal Position	Year	($)	($)	($)(1)(4)(6)	($)(2)	($)(3)(5)(7)	Earnings ($)	($)(8)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Robert J. Attea	2008	$405,964	—	$396,575	$18,458	$121,789	—	$103,915	$1,046,701
Chairman of the Board and	2007	$386,632	—	$421,535	—	$64,761	—	$116,558	$989,486
Chief Executive Officer	2006	$379,168	—	$292,895	—	$151,668	—	$109,044	$932,775
Kenneth F. Myszka	2008	$395,279	—	$359,092	$17,973	$118,584	—	$107,255	$998,183
President and Chief	2007	$376,456	—	$314,769	—	$63,056	—	$111,309	$865,590
Operating Officer	2006	$369,056	—	$228,666	—	$147,622	—	$104,624	$849,968
David L. Rogers	2008	$395,279	—	$315,119	$17,973	$118,584	—	$106,727	$953,682
Chief Financial Officer	2007	$376,456	—	$279,528	—	$63,056	—	$108,928	$827,968
and Secretary	2006	$369,056	—	$209,648	—	$147,622	—	$99,011	$825,337

(1)	The stock awards amounts shown for 2008 represent the dollar value of the restricted stock earned by the Executive Officers and recognized by the Company as expense in 2008 for financial statement reporting purposes in accordance with FAS 123(R), disregarding estimates relating to service-based vesting conditions. See Footnotes 2 and 11 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions used to value stock awards.

(2)	The option awards amounts shown for 2008 represent the stock option expense recognized by the Company in 2008 for financial statement reporting purposes in accordance with FAS 123(R), disregarding estimates relating to service-based vesting conditions. See Footnotes 2 and 11 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the assumptions used to value stock option awards.

(3)	Amount for 2008 represents cash payment for 2008 performance made in March 2009 to Messrs. Attea, Myszka and Rogers under the Company’s annual incentive award program. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation” and the Grants of Plan-Based Awards Table below.

(4)	The stock awards amounts shown for 2007 represent the dollar value of the restricted stock earned by the Executive Officers and recognized by the Company as expense in 2007 for financial statement reporting purposes in accordance with FAS 123(R), disregarding estimates relating to service-based vesting conditions. See Footnote 2 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2007 for a discussion of the assumptions used to value stock awards.

(5)	Amount for 2007 represents cash payment for 2007 performance made in March 2008 to Messrs. Attea, Myszka and Rogers under the Company’s annual incentive award program. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation” and the Grants of Plan-Based Awards Table below.

(6)	The stock awards amounts shown for 2006 represent the dollar value of the restricted stock earned by the Executive Officers and recognized by the Company as expense in 2006 for financial statement reporting purposes in accordance with FAS 123(R), disregarding estimates relating to service-based vesting conditions. See Footnote 2 to the Company’s financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the assumptions used to value stock awards.

(7)	Amount for 2006 represents cash payment for 2006 performance made in March 2007 to Messrs, Attea, Myszka and Rogers under the Company’s annual incentive award program. For more information on these awards, see the “Compensation Discussion and Analysis-Components of Executive Compensation” and the Grants of Plan-Based Awards Table below.

(8)	All other compensation includes the following:

				Supplemental
			401(k)	Health	Medical and Life	Dividends on	Total “All Other
Name		Allowances*	Match	Coverage	Insurance Costs	Restricted Stock	Compensation”

Robert J. Attea	2008	$15,600	$4,500	$1,547	$9,543	$72,725	$103,915
	2007	$15,600	$4,500	$5,000	$11,180	$80,278	$116,558
	2006	$15,600	$4,873	$3,118	$9,005	$76,448	$109,044
Kenneth F. Myszka	2008	$15,600	$4,500	$3,371	$9,616	$74,168	$107,255
	2007	$15,600	$4,500	$3,531	$11,253	$76,425	$111,309
	2006	$15,600	$6,230	$4,738	$8,980	$69,076	$104,624
David L. Rogers	2008	$15,600	$4,500	—	$9,616	$77,011	$106,727
	2007	$15,600	$4,500	—	$11,253	$77,575	$108,928
	2006	$15,600	$5,355	—	$8,980	$69,076	$99,011

* Includes an annual allowance for an automobile, club dues and other miscellaneous expenses.

Grant of Plan-Based Awards for 2008

										All Other
										Option Awards:			Grant Date
		Estimated Possible Payouts			Estimated Future Payouts					Number of		Exercise or	Fair Value
		Under Non-Equity Incentive			Under Equity Incentive			All Other		Securities		Base Price	of Stock
		Plan Awards			Plan Awards			Stock Awards:		Underlying		of Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)	($)	($)(1)	(#)	(#)	(#)	(#)(2)		(#)		($/sh)	($)(6)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)	(l)

Robert J. Attea	2/26/08	—	—	—	—	—	—	2,020	(3)	—		—	$77,730
	6/17/08	—	—	—	—	—	—	6,263	(4)	—		—	$274,006
	6/17/08	—	—	—	—	—	—	—		55,359	(5)	$43.75	$274,027
	N/A	—	—	$405,964	—	—	—		(7)	—		—	—
Kenneth F. Myszka	2/26/08	—	—	—	—	—	—	1,966	(3)	—		—	$75,652
	6/17/08	—	—	—	—	—	—	6,099	(4)	—		—	$266,831
	6/17/08	—	—	—	—	—	—	—		53,902	(5)	$43.75	$266,815
	N/A	—	—	$395,279	—	—	—		(7)	—		—	—
David L. Rogers	2/26/08	—	—	—	—	—	—	1,966	(3)	—		—	$75,652
	6/17/08	—	—	—	—	—	—	6,099	(4)	—		—	$266,831
	6/17/08	—	—	—	—	—	—	—		53,902	(5)	$43.75	$266,815
	N/A	—	—	$395,279	—	—	—		(7)	—		—	—

(1)	This is not the amount earned but is the maximum amount that could have been earned under the Annual Incentive Award based upon 2008 performance. The actual amount that was earned and paid in cash is set forth in the Summary Compensation Table. The Company also issued shares of restricted stock as part of such bonus earned. See item 7 below.

(2)	Holders of restricted shares are entitled to the same dividend and voting rights as are holders of the Company’s Common Stock.

(3)	Restricted shares issued in February 2008 as part of each executive’s 2007 bonus. The shares granted to Messrs. Attea, Myszka and Rogers vest ratably over a two year period, a four year period and a seven year period, respectively. The cash portion of each executive’s 2007 bonus is included in the Summary Compensation Table as 2007 “non-equity incentive plan compensation”.

(4)	Restricted shares issued in 2008 as a long-term incentive compensation award, with 12.5% of such shares vesting each year. Such shares were issued under the 2005 Award and Option Plan.

(5)	Stock options issued in 2008 as a long-term incentive compensation award, with 12.5% of such shares vesting each year. Such shares were issued under the 2005 Award and Option Plan.

(6)	Amount represents full grant date fair value of restricted stock and stock option awards granted in 2008 computed in accordance with FAS 123R.

(7)	The Company also issued Messrs. Attea, Myszka and Rogers 2,030, 1,976 and 1,976 shares of restricted stock, respectively, on February 25, 2009, as part of each executive’s 2008 bonus. The shares granted to Messrs. Attea,

Myszka and Rogers vest ratably over a two year period, a four year period and a five year period, respectively. The cash portion of each executive’s 2008 bonus is included in the Summary Compensation Table as 2008 “non-equity incentive plan compensation”.

Outstanding Equity Awards At December 31, 2008

						Stock Awards
										Equity
										Incentive
									Equity	Plan Awards:
	Option Awards								Incentive	Market
			Equity						Plan Awards:	Value or
			Incentive Plan						Number of	Payout
		Number of	Awards:				Market		Unearned	Value of
	Number of	Securities	Number of			Number of	Value of		Shares,	Unearned
	Securities	Underlying	Securities			Shares or	Shares or		Units or	Shares, Units
	Underlying	Unexercised	Underlying			Units of	Units of		Other	or Other
	Unexercised	Options (#)	Unexercised	Option	Option	Stock That	Stock That		Rights That	Rights That
	Options (#)	Unexercisable	Unearned	Exercise	Expiration	Have Not	Have Not		Have Not	Have Not
Name	Exercisable	(1)	Options (#)	Price ($)	Date	Vested (#)	Vested ($)(2)		Vested (#)	Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)

Robert J. Attea	—	55,359	—	$43.75	6/17/2018	—	—		—	—
	—	—	—	—	—	4,387	$157,932	(3)	—	—
	—	—	—	—	—	1,344	$48,384	(4)	—	—
	—	—	—	—	—	1,564	$56,304	(5)	—	—
	—	—	—	—	—	661	$23,796	(6)	—	—
	—	—	—	—	—	1,020	$36,720	(7)	—	—
	—	—	—	—	—	5,839	$210,204	(8)	—	—
	—	—	—	—	—	951	$34,236	(9)	—	—
	—	—	—	—	—	5,245	$188,820	(10)	—	—
	—	—	—	—	—	2,020	$72,720	(11)	—	—
	—	—	—	—	—	6,263	$225,468	(12)	—	—
Kenneth F. Myszka	—	53,902	—	$43.75	6/17/2018	—	—		—	—
	—	—	—	—	—	3,450	$124,200	(13)	—	—
	—	—	—	—	—	1,344	$48,384	(4)	—	—
	—	—	—	—	—	1,531	$55,116	(14)	—	—
	—	—	—	—	—	642	$23,112	(15)	—	—
	—	—	—	—	—	992	$35,712	(16)	—	—
	—	—	—	—	—	2,143	$77,148	(17)	—	—
	—	—	—	—	—	5,168	$186,048	(18)	—	—
	—	—	—	—	—	1,388	$49,968	(19)	—	—
	—	—	—	—	—	5,107	$183,852	(20)	—	—
	—	—	—	—	—	1,966	$70,776	(21)	—	—
	—	—	—	—	—	6,099	$219,564	(22)	—	—
David L. Rogers	—	53,902	—	$43.75	6/17/2018	—	—		—	—
	—	—	—	—	—	3,450	$124,200	(13)	—	—
	—	—	—	—	—	1,344	$48,384	(4)	—	—
	—	—	—	—	—	1,531	$55,116	(14)	—	—
	—	—	—	—	—	642	$23,112	(15)	—	—
	—	—	—	—	—	992	$35,712	(16)	—	—
	—	—	—	—	—	3,063	$110,268	(23)	—	—
	—	—	—	—	—	5,168	$186,048	(18)	—	—
	—	—	—	—	—	1,587	$57,132	(24)	—	—
	—	—	—	—	—	5,107	$183,852	(20)	—	—
	—	—	—	—	—	1,966	$70,776	(25)	—	—
	—	—	—	—	—	6,099	$219,564	(22)	—	—

(1)	2008 stock option grant vests in eight annual installments at the rate of 12.5% per year through 2016.

(2)	Market value of unvested shares is based on December 31, 2008 closing stock price.

(3)	Restricted shares vest at a rate of 2,194 shares per year through 2010

(4)	Restricted shares vest at a rate of 673 shares per year through 2010

(5)	Restricted shares vest at a rate of 782 shares per year through 2010

(6)	Restricted shares vest at a rate of 661 shares per year through 2009

(7)	Restricted shares vest at a rate of 1,020 shares per year through 2009

(8)	Restricted shares vest at a rate of 973 shares per year through 2014

(9)	Restricted shares vest at a rate of 951 shares per year through 2009

(10)	Restricted shares vest at a rate of 749 shares per year through 2015

(11)	Restricted shares vest at a rate of 1,010 shares per year through 2010

(12)	Restricted shares vest at a rate of 783 shares per year through 2016

(13)	Restricted shares vest at a rate of 1,725 shares per year through 2010

(14)	Restricted shares vest at a rate of 765 shares per year through 2010

(15)	Restricted shares vest at a rate of 642 shares per year through 2009

(16)	Restricted shares vest at a rate of 992 shares per year through 2009

(17)	Restricted shares vest at a rate of 1,072 shares per year through 2010

(18)	Restricted shares vest at a rate of 861 shares per year through 2014

(19)	Restricted shares vest at a rate of 463 shares per year through 2011

(20)	Restricted shares vest at a rate of 730 shares per year through 2015

(21)	Restricted shares vest at a rate of 492 shares per year through 2012

(22)	Restricted shares vest at a rate of 762 shares per year through 2016

(23)	Restricted shares vest at a rate of 612 shares per year through 2013

(24)	Restricted shares vest at a rate of 264 shares per year through 2014

(25)	Restricted shares vest at a rate of 281 shares per year through 2015

Option Exercises and Stock Vested In 2008

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)

Robert J. Attea	—	—	10,209	$408,434
Kenneth F. Myszka	—	—	7,922	$315,142
David L. Rogers	—	—	7,263	$288,027

(1)	Amounts reflect the market value of the Common Stock on the day the Common Stock vested.

EMPLOYMENT AGREEMENTS

In 1999, the Company entered into employment agreements with Messrs. Attea, Myszka and Rogers. These agreements were amended and restated effective January 1, 2009. Each employment agreement has an indefinite term but can be terminated by the Company (a) in the event of the executive’s disability, (b) for “cause,” or (c) upon 30 days prior written notice to the executive. Each executive may terminate his employment agreement (a) for “good reason,” or (b) by providing 60 days prior written notice to the Company. Each employment agreement may also be terminated by agreement of the Company and the executive. Each employment agreement prohibits the executive, during employment and during the one-year period following termination of employment, from engaging in the self-storage business as an employee, consultant or owner.

The employment agreements each provide for severance payments in the event the executive’s employment is terminated by the Company without “cause” or he resigns for “good reason.” Such severance payments would be made in 36 monthly payments following the termination of the executive’s employment, and each monthly payment would be an amount equal to one-twelfth of the sum of the highest (i) base salary earned by such executive during any calendar year, (ii) bonus and other incentive compensation earned by such executive during any calendar year, and (iii) value of any restricted stock awards during any calendar year to such executive. The first six monthly payments will be made in a single sum to the executive within 30 days following his separation from service. The remaining 30 payments will be made over a 30 month period beginning seven months after the separation from service. No severance benefits are payable if the executive’s employment is terminated for “cause” or if the executive retires or voluntarily terminates his employment without “good reason.” The employment agreements also provide that certain employee welfare benefits shall be continued for a period of 36 months after termination of employment in the event the executive’s employment is terminated by the Company without “cause” or the executive resigns for “good reason”.

In addition, if the Company undergoes a “change in control” while severance is being paid, the remaining severance payment would be transferred to a rabbi trust and monthly payments would continue to be made from that trust unless the “change in control” also qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Internal Revenue Code, in which case the remaining severance payment would be paid to the executive in a lump sum within 30 days after the “change in control” occurs. Similarly, if the executive is terminated within 2 years following a “change in control” of the Company, the severance payments would be transferred to a rabbi trust and monthly payments would be made from that trust unless the “change in control” qualifies under Section 409A of the Code, in which case the severance payments would be paid to the executive in a lump sum within 30 days of his termination of employment. Each employment agreement provides that the severance payments to the executive will be “grossed up” if such severance payments are determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code to hold the executive harmless against the impact, if any, of such excise tax. In addition, the Company must reimburse the executive for his legal fees in connection with any good faith claim for severance payments under the employment agreement. Each employment agreement provides that the severance payments will not be offset or mitigated by any income from another source during the severance period.

The employment agreements also provide for payments in the event of termination by reason of the executive’s death or disability during the term of his employment agreement. The payments will be in an amount equal to two times the executive’s then effective per annum rate of salary plus a pro rata portion of the incentive compensation for the calendar year in which the death or disability occurs. In the event of death, such payments will be paid in eight quarterly installments following the date of the executive’s death. In the case of the executive’s disability, such payments will be made in 24 monthly installments, with the first 6 installments paid in a lump sum within 30 days following the executive’s separation from service, and the remaining 18 installments made over 18 months beginning with the seventh month after the executive’s separation from service. The disability payments to the executive would be reduced by any amounts paid to the executive in connection with the Company’s disability insurance contracts.

In the event of termination without “cause”, for “good reason” or death or disability or in the event of a “change in control”, all unvested shares of restricted stock or stock options shall vest.

For purposes of the employment agreements described above, the terms have the meanings set forth below:

“change in control” generally includes:

(i) the acquisition by any person of 20% or more of the outstanding stock of the Company;

(ii) approval by the shareholders of the Company of a consolidation, merger or other business combination involving the Company in which the Company is not the surviving entity, other than a transaction in which the holders of the Company’s Common Stock immediately prior to the transaction have substantially the same proportionate ownership of Common Stock of the surviving corporation after the transaction;

(iii) approval by the shareholders of the Company of any consolidation, merger or other business combination in which the Company is the continuing or surviving corporation but in which the common shareholders of the Company immediately prior to the transaction do not own at least a majority of the outstanding Common Stock of the continuing or surviving corporation;

(iv) approval by the shareholders of the Company of any sale, lease or exchange of substantially all of the assets of the Company and its subsidiaries;

(v) a change in the majority of the members of the Board of Directors within a 24-month period, unless the election or nomination for election by the Company’s shareholders of each new director was approved by the vote of 2/3 of the directors then still in office who were in office at the beginning of the 24-month period; or

(vi) more than 50% of the assets of the Company and its subsidiaries are sold, transferred or otherwise disposed of, other than in the usual and ordinary course of its business.

“cause” generally means a material breach of the executive’s duties under his employment agreement, or the fraudulent, illegal or other gross misconduct which is materially damaging or detrimental to the Company.

“good reason” generally means:

(i) a material change in the executive’s duties and responsibilities or a change in his title or position without his consent;

(ii) there arises a requirement that the services required to be performed by executive would necessitate the executive to move his residence at least 50 miles from the Buffalo, NY area;

(iii) a material reduction by the Company in the executive’s compensation or benefits;

(iv) a material breach of the employment agreement by the Company;

(v) in the case of Messrs. Attea and Myszka, the failure of the executive to be elected a director at any annual shareholders meeting; or

(vi) the failure of any successor to the Company to specifically assume responsibility for the employment agreement.

Potential Payments and Benefits upon Death or Disability or upon Termination of Employment With No Change in Control of the Company.  The tables below reflect the amount of compensation to each of the Executive Officers in the event of termination of such executive’s employment described below. The amounts shown assume that such termination was effective as of December 31, 2008 and uses the closing market price of the Company stock on such date, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to such executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The first column of each table below sets forth the payments to which the executive would be entitled, other than accrued but unpaid base salary and any benefits payable or provided under broad-based employee benefit plans and programs, in the event of a termination of the executive’s employment for any reason other than for “cause” by the Company or by the executive without “good reason,” and assuming such termination occurred prior to, or did not otherwise arise in connection with, a “change in control” of the Company. The second column of each table reflects payments that would be due in the event of the executive’s termination of employment due to death or disability prior to a change in control of the Company. No benefits are paid, other than earned but unpaid compensation, upon a termination of employment by the Company for “cause” or for termination by the executive upon retirement or without “good reason.”

	Termination by
	Company without
	“Cause” or
	Termination by
	Executive for	Death or
	“Good Reason”	Disability

Robert J. Attea
Cash Severance(1)	$5,130,357	$811,928
Continued Employee Welfare Benefits	33,270	0
Acceleration of Equity Awards	1,054,584	1,054,584

Total	$6,218,211	$1,866,512

Kenneth F. Myszka
Cash Severance(1)	$4,720,509	$790,558
Continued Employee Welfare Benefits	38,961	0
Acceleration of Equity Awards	1,073,880	1,073,880

Total	$5,833,350	$1,864,438

David L. Rogers
Cash Severance(1)	$4,720,509	$790,558
Continued Employee Welfare Benefits	28,848	0
Acceleration of Equity Awards	1,114,164	1,114,164

Total	$5,863,521	$1,904,722

(1)	Cash severance for disability is reduced by any amounts paid to the officer under the Company’s disability insurance contract.

Potential Payments and Benefits Following, or in Connection With a Change In Control of the Company.  Upon a termination of an Executive Officer’s employment without “cause” or a termination by the executive for “good reason” following a “change in control,” the executive is entitled to receive the following benefits:

Robert J. Attea
Cash Severance	$5,130,357
Acceleration of Equity Awards	1,054,584
Continued Employee Welfare Benefits	33,270
Gross-up for excise tax and additional income taxes	2,890,363

Total	$9,108,574

Kenneth F. Myszka
Cash Severance	$4,720,509
Acceleration of Equity Awards	1,073,880
Continued Employee Welfare Benefits	38,961
Gross-up for excise tax and additional income taxes	2,698,810

Total	$8,532,160

David L. Rogers
Cash Severance	$4,720,509
Acceleration of Equity Awards	1,114,164
Continued Employee Welfare Benefits	28,848
Gross-up for excise tax and additional income taxes	2,716,985

Total	$8,580,506

Cash severance for the Executive Officers is paid in 36 monthly payments following the termination of the executive’s employment, with the first six monthly payments being made in a single sum to the executive within 30 days following his separation from service and the remaining 30 payments made over a 30 month period beginning seven months after the separation from service. However, if a “change of control” occurs while the Company is making severance payments or if the executive is terminated within 2 years following a “change in control” of the Company, and if such “change in control” also qualifies as a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Internal Revenue Code, then the payments/remaining payments will be made in a single sum within 30 days following the “change in control” or separation from service. If the “change in control” does not so qualify under Section 409A, then the payments/remaining payments would be transferred to a rabbi trust and payments made from the trust. Cash severance on account of death will be paid in eight quarterly installments. Cash severance on account of disability will be paid in 24 monthly installments with the first 6 months of severance paid in a single sum within 30 days following separation from service and the remaining payments made in 18 monthly installments beginning with the seventh month after the executive’s separation from service. Accelerated equity awards are paid upon the termination of employment, death or disability of the executive.

SHARE RETENTION POLICY

The Compensation Committee has not established guidelines or requirements for the ownership of shares of the Company’s common stock by Executive Officers because each of such executives has had and continues to have a significant equity interest in the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for Executive Officers and oversees the Company’s stock plans, and other management incentive, benefit and perquisite programs. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. With this in mind, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis found on pages 13-16 of this proxy statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Company with regard to executive compensation. Based upon this review and discussion with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission, and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2008.

Compensation Committee

Michael A. Elia, Chair
John Burns
Anthony Gammie

THE FOREGOING REPORT SHALL NOT BE DEEMED TO BE “SOLICITING MATERIAL” OR TO BE “FILED” WITH THE SECURITIES AND EXCHANGE COMMISSION AND SHOULD NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2008, with respect to equity compensation plans under which shares of Common Stock may be issued.

		Weighted
		Average
		Exercise
		Price of
	Number of Securities to	Outstanding	Number of Securities
	be Issued Upon Exercise	Options,	Remaining Available
	of Outstanding Options,	Warrants	For Future Issuance
	Warrants and Rights (#)	and Rights ($)	(#)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by shareholders:
2005 Award and Option Plan	274,163	$45.72	1,096,464
1995 Award and Option Plan	50,525	$26.74	0
1995 Outside Directors’ Stock Option Plan	36,000	$45.74	0
Deferred Compensation Plan for Directors(1)	33,512	N/A	35,347
Equity compensation plans not approved by Shareholders	N/A	N/A	N/A

(1)	Under the Deferred Compensation Plan for Directors, Outside Directors may defer all or part of their Directors’ fees that are otherwise payable in cash. Directors’ fees that are deferred under such Deferred Compensation Plan will be credited to each Outside Director’s account under such Deferred Compensation Plan in the form of Units. The number of Units credited is determined by dividing the amount of Directors’ fees deferred by the closing price of Common Stock on the New York Stock Exchange on the day immediately preceding the day upon which Directors’ fees otherwise would be paid by the Company. An Outside Director is credited with additional Units for dividends on the shares of Common Stock represented by Units in such Outside Director’s account. An Outside Director may elect to receive the shares in a lump sum on a date specified by the Outside Director or in quarterly or annual installments over a specified period and commencing on a specified date.

CERTAIN TRANSACTIONS

Edward Killeen, the Company’s Senior Executive Vice President of Operations is the brother-in-law of the Chief Executive Officer. Mr. Killeen’s total compensation for 2008 was $266,693.

The Company and Sovran HHF Storage Holdings LLC, a joint venture in which the Company has a 20% ownership interest, has engaged Locke Acquisition Group, LLC as a broker to purchase real property. During 2008 the Company paid Locke Acquisition Group LLC $361,688 in commissions and Sovran HHF Storage Holdings LLC paid Locke Acquisition Group LLC $2,586,175 in commissions. Jonathan Attea, son of the Chief Executive Officer of the Company, is an employee of Locke Acquisition Group, however, he does not hold any equity in that company nor is he an officer or director.

Frederick G. Attea, brother of the Company’s Chief Executive Officer, is a partner of the law firm of Phillips Lytle LLP, which has represented and is currently representing the Company and Sovran HHF Storage Holdings LLC. Phillips Lytle LLP’s legal fees for services rendered to the Company for 2008 totaled $811,493 and its legal fees for services rendered to Sovran HHF Storage Holdings LLC totaled $357,457.

The transactions and arrangements above were reviewed and disclosed under the Company’s policies and procedures regarding related party transactions.

The Company has entered into indemnification agreements with each of its Executive Offices and directors containing provisions that may require the Company, among other things, to indemnify those officers and directors against liabilities that may arise by reason of their status or service as officers or directors. The agreements also provide for the Company to advance to the officers and directors expenses that they expect to incur as a result of any proceeding against them as to which they could be indemnified. The Company also intends to execute such agreements with its future directors and executive officers.

PROPOSALS OF SHAREHOLDERS FOR THE 2010 ANNUAL MEETING

To be considered for inclusion in the proxy materials for the 2010 Annual Meeting of Shareholders, Shareholder proposals must be received by the Secretary of the Company, 6467 Main Street, Williamsville, New York 14221, no later than December 11, 2009.

The Company’s By-Laws set forth the procedure to be followed by a Shareholder who wishes to recommend one or more persons for nomination to the Board of Directors or present a proposal at an Annual Meeting (other than a proposal submitted for inclusion in the Company’s proxy materials). Only a Shareholder of record entitled to vote at an Annual Meeting may present a proposal and must give timely written notice thereof to the Secretary of the Company at the address noted above. Generally, such notice must be received by the Company not less than 75 days nor more than 180 days prior to the anniversary date of the immediately preceding Annual Meeting. However, if such meeting is called for a date more than seven days prior to the anniversary date, then the notice must be received not later than the close of business on (i) the 20th day following the earlier of (a) the date on which notice of the date of the meeting was mailed to Shareholders or (b) the date on which the date of such meeting was publicly disclosed, or (ii) if the date of notice or public disclosure occurs more than 75 days prior to the scheduled date of the meeting, then the later of (a) the 20th day following the first to occur of such notice or public disclosure or (b) the 75th day prior to the scheduled date of the meeting.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors of the Company did not contemplate or expect that any business other than that pertaining to the subjects referred to in this Proxy Statement would be brought up for action at the meeting, but in the event that other business calling for a Shareholders’ vote does properly come before the meeting, the Proxies will vote thereon according to their best judgment in the interest of the Company.

A COPY OF SOVRAN SELF STORAGE, INC.’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE TO THOSE SHAREHOLDERS WHO WOULD LIKE MORE DETAILED INFORMATION CONCERNING THE COMPANY. TO OBTAIN A COPY, PLEASE WRITE TO: DAVID L. ROGERS, SECRETARY, SOVRAN SELF STORAGE, INC., 6467 MAIN STREET, WILLIAMSVILLE, NEW YORK, 14221. THE 10-K IS ALSO AVAILABLE ON THE COMPANY’S WEBSITE (www.sovranss.com).

By Order of the Board of Directors,

David L. Rogers
Secretary

April 9, 2009

EXHIBIT A

SOVRAN SELF STORAGE, INC.
2009 OUTSIDE DIRECTORS’ STOCK OPTION AND AWARD PLAN

SECTION 1.

PURPOSE

1.1 The purpose of the “SOVRAN SELF STORAGE, INC. 2009 OUTSIDE DIRECTORS’ STOCK OPTION AND AWARD PLAN” (the “Plan”) is to foster and promote the long-term financial success of the Company and materially increase stockholder value by enabling the Company to attract and retain the services of outstanding Outside Directors (as defined herein) whose judgment, interest, and special effort is essential to the successful conduct of its operations.

SECTION 2.

DEFINITIONS

2.1 “Annual Award” means an Option for 2,000 shares of Stock and a number of shares of Restricted Stock equal to the base annual fee paid by the Company to each Outside Director multiplied by 0.8 and divided by the Fair Market Value on the date of the Annual Award.

2.2 “Awards” means Annual Awards and Initial Awards.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Company” means Sovran Self Storage, Inc., a Maryland corporation, and any successor thereto.

2.5 “Disability” means total disability, which if the Outside Director were an employee of the Company, would be treated as a total disability under the terms of the Company’s long-term disability plan for employees, as in effect from time to time.

2.6 “Fair Market Value” on any date means the average of the high and low sales prices of a share of Stock as reflected in the report of consolidated trading of New York Stock Exchange-listed securities (or, if the Stock is not then listed on the New York Stock Exchange (“NYSE”), the principal public trading market for such shares) for that date (or if no shares of Stock were traded on the NYSE or such other principal public trading market on that date, the next preceding date that shares of Stock were so traded) published in the Midwest Edition of The Wall Street Journal; provided, however, that if no shares of Stock have been publicly traded for more than ten (10) days immediately preceding such date, then the Fair Market Value of a share of Stock shall be determined by the Board or its authorized committee in such manner as it may deem appropriate provided that such determination shall satisfy the requirements of Treas. Reg. § 1.409A-1(b)(5) so as to ensure that any Option granted hereunder is not subject to Section 409A of the Internal Revenue Code, as amended.

2.7 “Initial Award” means an Option for 3,500 shares of Stock.

2.8 “Option” means the right to purchase Stock at a stated price for a specified period of time. All Options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code, as amended.

2.9 “Outside Director” means each person who, on the date of an Initial Award or as of the close of the day on which an Annual Award is granted, is a director of the Company and who, as of such day, is not otherwise an officer or employee of the Company or any of its subsidiaries.

2.10 “Restricted Stock” means Stock granted to an Outside Director pursuant to an Annual Award under the Plan.

2.11 “Stock” means the common stock of the Company, $.01 par value per share.

SECTION 3.

ELIGIBILITY AND PARTICIPATION

Each Outside Director shall participate in the Plan.

SECTION 4.

STOCK SUBJECT TO PLAN

4.1 Number.  The total number of shares of Stock subject to Awards under the Plan may not exceed 150,000 shares, subject to adjustment pursuant to Section 4.3. The shares to be delivered under the Plan may consist, in whole or in part, of treasury Stock or authorized but unissued Stock, not reserved for any other purpose.

4.2 Cancelled or Terminated Awards.  Any shares of Stock subject to an Option or a grant of Restricted Stock that for any reason is canceled or terminated without the issuance of Stock or does not vest shall again be available for Awards under the Plan. Any shares of Restricted Stock granted pursuant to an Annual Award under this Plan that do not vest shall be automatically cancelled and shall again be available for Awards under the Plan.

4.3 Adjustment in Capitalization.  In the event of any Stock dividend or Stock split, recapitalization (including, without limitation, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders, exchange of shares, or other similar corporate change in which the Company survives the transaction, the aggregate number of shares of Stock available for issuance hereunder or subject to Options and the respective exercise prices of outstanding Options shall be appropriately adjusted by the Board or its authorized committee, whose determination shall be conclusive; provided, however, that any fractional shares resulting from any such adjustment shall be disregarded. Any adjustment of an Option pursuant to this Section 4.3 shall be done in such manner as shall not cause the Option to become subject to Section 409A of the Internal Revenue Code, as amended.

SECTION 5.

STOCK OPTIONS AND RESTRICTED STOCK

5.1 Grant of Options and Restricted Stock.

(a) Initial Awards.  Effective on the date the Outside Director is first elected or appointed to the Board, and commencing on the date of adoption of this Plan, each Outside Director who has not previously been granted an Initial Award under the Plan or the Sovran Self Storage, Inc. 1995 Outside Director’s Stock Option Plan shall be granted an Initial Award.

(b) Annual Awards.  Effective as of the close of each annual meeting of the stockholders of the Company commencing on the date of adoption of this Plan, each Outside Director shall be granted an Annual Award, other than Outside Directors granted an Initial Award on such date.

(c) Option Agreement; Restricted Stock Agreement.  Each Option shall be evidenced by an Option agreement that shall specify the exercise price, the term of the Option, the number of shares of Stock to which the Option pertains and such other matters, not inconsistent herewith, as the committee deems necessary or appropriate. Each grant of Restricted Stock shall be evidenced by a Restricted Stock agreement that shall specify the number of shares of Restricted Stock to which the grant pertains and such other matters, not inconsistent herewith, as the committee deems necessary or appropriate.

(d) Limitations.  All grants of Options and Restricted Stock under the Plan shall be subject to the availability of shares hereunder.

5.2 Option Price.  Each Option granted pursuant to the Plan shall have an exercise price equal to the Fair Market Value of a share of Stock on the date the Option is granted.

5.3 Vesting and Exercise of Options; Vesting of Restricted Stock.

(a) Initial Awards.  Options granted pursuant to an Initial Award under this Plan shall vest and become exercisable on the first anniversary of the date of grant.

(b) Annual Awards.  Options granted pursuant to an Annual Award under this Plan shall be immediately vested and exercisable on the date of grant. Restricted Stock granted pursuant to an Annual Award under this Plan shall vest one year following the date of grant if the Outside Director to whom such grant was made is a member of the Board as of such date; provided, however, that such Restricted Stock shall immediately vest upon any of (i) such Outside Director’s death or disability while he is serving on the Board, and (ii) a Significant Corporate Event.

(c) Exercise Period.  Options hereafter granted under the Plan shall terminate and cease to be exercisable on the later of (i) the tenth anniversary of the date of the Option’s grant, or (ii) one year following the date on which the Outside Director to whom such Option was granted ceases to serve as a director of the Company. In the event of an Outside Director’s death during the exercise period of any Option, the personal representative of the Outside Director may exercise any outstanding Options held by such Outside Director not theretofore exercised during the one-year period following such Outside Director’s death but the personal representative’s right to exercise any such Option shall not extend beyond the tenth anniversary of the date of the Option’s grant.

5.4 Services as an Employee.  Notwithstanding any other provision of the Plan, if an Outside Director becomes an employee of the Company or any of its subsidiaries (a “Former Outside Director”), the Former Outside Director shall be treated as continuing in service for purposes of this Plan, but shall not be eligible to receive Annual Awards while an employee or for one full year thereafter. If during this period of ineligibility the Former Outside Director ceases to be an employee, the provisions of Section 5.3(c) shall continue to be applicable.

5.5 Exercise.  Options may be exercised, in whole or in part and only to the extent then exercisable, by giving written notice of exercise to the Company accompanied by full payment of the Option price by one or more of the following methods of payment:

(a) In cash, by certified or bank check or other instrument acceptable to the Board or its authorized committee;

(b) In the form of shares of Stock that are not then subject to restrictions under any Company plan, if permitted by the Board or its authorized committee, in its discretion. Such surrendered shares shall be valued at Fair Market Value on the date of exercise; or (c) By the Outside Director delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the Option price; provided that in the event the Outside Director chooses to pay the Option price as so provided, the Outside Director and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure. Payment instruments will be received subject to collection.

SECTION 6.

AMENDMENT, MODIFICATION, AND TERMINATION OF PLAN

The Plan shall be administered by the Board or an authorized committee thereof (in which case all references to the Board shall refer to such committee while such committee administers this Plan), which shall make any determination under or interpretation of any provision of the Plan and any Option or Restricted Stock grant. Any of the foregoing actions taken by the Board shall be final and conclusive. The Board may terminate or suspend the Plan, and may amend and make such changes in and additions to the Plan (and, with the consent of the applicable Outside Director, any outstanding Option or Restricted Stock grant) as it may deem proper and in the best interest of the Company; provided, however, that no such action shall adversely affect or impair any Options or Restricted Stock theretofore granted under the Plan without the consent of the applicable Outside Director; and provided further, however, that no amendment (i) increasing the maximum number of shares of Stock which may be issued under the Plan, except as provided in Section 4.3, (ii) extending the term of the Plan or any Option, (iii) changing the requirements as to eligibility for participation in the Plan, or (iv) otherwise requiring approval of stockholders under the rules and regulations of the New York Stock Exchange or other applicable law, rule or regulation, shall be adopted without the approval of stockholders.

SECTION 7.

EFFECT OF CERTAIN TRANSACTIONS

In the case of (a) the dissolution or liquidation of the Company, (b) a merger, reorganization or consolidation in which the Company is acquired by another person or in which the Company is not the surviving corporation, or (c) the sale of all or substantially all of the outstanding Stock or assets of the Company to another entity (each such event, a “Significant Corporate Event”), the Plan and Options issued hereunder shall terminate on the effective date of such dissolution, liquidation, merger, reorganization, consolidation or sale, unless provision is made in such transaction for the assumption of Options theretofore granted under the Plan or the substitution for such Options of a new stock option of the successor corporation or a parent or subsidiary thereof, with appropriate adjustment as to the number and kind of shares and the per share exercise price, such as provided in Section 4.3 of the Plan. In the event of any transaction which will trigger such termination, the Company shall give written notice thereof to the Outside Directors at least twenty days prior to the effective date of such transaction or the record date on which stockholders of the Company entitled to participate in such transaction shall be determined, whichever comes first. In the event of such termination, any unexercised portion of outstanding Options, which is vested and exercisable at that time, shall be exercisable for at least 15 days prior to the date of such termination; provided, however, that in no event shall any Option be exercisable after the applicable expiration date for the Option.

SECTION 8.

MISCELLANEOUS PROVISIONS

8.1 Nontransferability of Awards.  No Options may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to Options granted to an Outside Director shall be exercisable during his lifetime only by him.

8.2 Rights as a Stockholder.  An Outside Director or a transferee of an Option shall not have any rights as a stockholder with respect to any shares of Stock issuable upon exercise of an Option, including but not limited to, the right to receive dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions, until the date of the receipt of payment by the Company. During the period in which any shares of Restricted Stock are subject to the vesting hereunder, the Board or its authorized committee may, in its discretion, grant to the Outside Director to whom shares of Restricted Stock have been awarded all or any of the rights of a stockholder with respect to such shares, including, but not by way of limitation, the right to vote such shares and to receive dividends. Except as otherwise provided in this Plan, in the absence of any explicit action by the Board or authorized committee, the Outside Director to whom shares of Restricted Stock have been awarded shall have the rights of a stockholder with respect to such shares of Restricted Stock.

8.3 No Guarantee of Membership.  Nothing in the Plan shall confer upon an Outside Director the right to remain a member of the Board.

8.4 Requirements of Law.  The granting and issuance of Restricted Stock, the granting of Options and the issuance of shares of Stock upon the exercise of Options shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental or self-regulatory or other agencies as may be required.

8.5 Term of Plan.  The Plan shall be effective upon its approval by the stockholders of the Company. The Plan shall continue in effect, unless sooner terminated or suspended pursuant to Section 6, until the tenth anniversary of the date on which it is approved by the stockholders of the Company, so long as the total number of shares of Stock purchased or granted under the Plan or subject to outstanding Options does not exceed the number of shares of Stock specified in Section 4.1, subject to adjustment pursuant to Section 4.3. Notwithstanding the foregoing, each Option granted under the Plan shall remain in effect until such Option has been exercised or has terminated in accordance with its terms and the terms of the Plan.

8.6 Separability.  In case any provision of the Plan shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.7 Governing Law.  The Plan and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York.

8.8 Compliance with Code Section 409A.

(a) Awards Intended To Be Excluded From Section 409A.  All Options awarded hereunder are intended to be exempt from the application of Section 409A of the Internal Revenue Code (“Code Section 409A”) because the Option is a non-qualified stock option awarded with an exercise price at least equal to Fair Market Value on the date of grant. Restricted Stock shall be issued in compliance with Section 83 of the Internal Revenue Code, as amended, and thereby exempt from Code Section 409A. Any interpretations or administrative actions necessary to implement the Plan shall be made to the extent practicable to preserve such exemptions from Code Section 409A.

(b) Non-excluded Awards Must Comply With Section 409A.  To the extent that the Board or its authorized committee determines that any Award granted hereunder is subject to Code Section 409A, the Award instrument evidencing such Award shall incorporate the terms and conditions necessary to avoid taxes and interest under Section 409A(a)(1) of the Internal Revenue Code, as amended. To the extent applicable, this Plan and Award instruments shall be interpreted in accordance with Code Section 409A and final Treasury Regulations issued thereunder. Notwithstanding any provision of this Plan to the contrary, in the event that the Board or its authorized committee determines that any Award may be subject to Code Section 409A, it may adopt such amendments to the applicable Award instrument to (1) exempt the Award from Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (2) comply with the requirements of Code Section 409A of the Code and Treasury Regulations thereunder so as to avoid taxes and interest under Code Section 409A(a)(1).

(c) Protection of the Company and Others.  Notwithstanding the foregoing provisions of this Section 8.8, neither the Company, nor any officer or employee of the Company, nor any member of the Board or its authorized committee shall have any liability to any Outside Director on account of an Award hereunder being taxable under Code Section 409A regardless of whether such person could have taken action to prevent such result and failed to do so.

SOVRAN SELF STORAGE, INC.
SOLICITED BY THE BOARD OF DIRECTORS
for the Annual Meeting of Shareholders — May 21, 2009
Robert J. Attea, Kenneth F. Myszka and David L. Rogers, and each of them with full power of substitution, are hereby appointed proxies to vote all shares (unless a lesser number is specified on the other side) of the stock of Sovran Self Storage, Inc. that are held of record by the undersigned on March 24, 2009 at the Annual Meeting of Shareholders of Sovran Self Storage, Inc., to be held at the Company’s headquarters, 6467 Main Street, Williamsville, New York 14221, on May 21, 2009 at 11:00 a.m., local time, and any adjournments thereof, with all powers the undersigned would possess if personally present, for the election of directors, on each of the other matters described in the Proxy Statement and otherwise in their discretion.
The shares represented by this Proxy will be voted as directed by the shareholders. If no direction is given, such shares will be voted for election of all nominees for directors listed in Proposal 1 and for Proposals 2 and 3.
Please return this proxy card promptly using the enclosed envelope.
(To be Signed on Reverse Side)
Annual Meeting of Shareholders
SOVRAN SELF STORAGE, INC.
May 21, 2009
PROXY VOTING INSTRUCTIONS
TO VOTE BY MAIL
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
TO VOTE ELECTRONICALLY
To vote by internet or telephone, have the voting form in hand and call toll-free 1-800-PROXIES or access the web page at “www.voteproxy.com” and follow the instructions.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to
be held on May 21, 2009
The Proxy Statement, Form 10-K for the year ended December 31, 2008 and the Annual Report to Shareholders are available at www.sovranss.com/2009annualmeeting
Please Detach and Mail in the Envelope provided
☑ Please mark your
votes as in this
example.
PLEASE MARK, SIGN, DATE & RETURN THIS PROXY IN THE ENCLOSED ENVELOPE. THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY. The directors recommend a vote FOR election of all nominees and FOR proposals 2 and 3.

1.	ELECTION OF DIRECTORS: Nominees:

Robert J. Attea
Kenneth F. Myszka
John E. Burns
Anthony P. Gammie
Charles E. Lannon
James R. Boldt
☐ FOR ALL NOMINEES      ☐ WITHHELD FOR ALL NOMINEES
For, except vote withheld from the following nominee(s):

2.	Adoption of the Sovran Self Storage, Inc. 2009 Outside Directors’ Stock Option and Award Plan.
☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2009.
☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	In their discretion, the proxies are authorized to vote upon any other matters of business which may properly come before the meeting, or, any adjournment(s) thereof.

Change of Address/comments on reverse side ☐

I plan to attend the meeting ☐

I do not plan to attend the meeting ☐
SIGNATURE(S)                                                                                                      Date
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.